Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Swift Transportation Co., Inc:
We consent to the incorporation by reference in Registration Statement Nos. 333-114257, 333-16865, 333-20651 and 333-66034 on Form S-3 of Swift Transportation Co., Inc. and to the incorporation by reference in Registration Statement Nos. 333-117728, 333-117727, 333-98581, 333-85940, 333-53566, 333-31067, 333-64910, 333-66770 and 333-81403 on Form S-8 of Swift Transportation Co., Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Swift Transportation Co., Inc.
As discussed in Note 1 to the consolidated financial statement, the Company adopted Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment.” using the modified prospective method.
As discussed in Note 1 to the consolidated financial statement, the Company changed its method of quantifying errors in 2006.

/s/ KPMG LLP
KPMG LLP

Phoenix, Arizona
February 28, 2007

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